UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 27, 2011

CARVER BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13007	13-3904174
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

75 West 125th Street, New York, NY	10027-4512
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 360-8820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.    Material modification to rights of security holders

In accordance with the terms of the Certificate of Designations filed by the Company with the Secretary of State of the State of Delaware on June 29, 2011, the Company's Mandatorily Convertible Non-Voting Participating Preferred Stock, Series C (the “Series C Preferred Stock”) automatically converted into a combination of shares of common stock and shares of the Company's Non-Cumulative Non-Voting Participating Preferred Stock, Series D (the “Series D Preferred Stock”). In connection with the conversion, the Company issued an aggregate of 1,208,039 shares of common stock (after giving effect to a 1-for-15 reverse stock split that was effective as of 11:59 p.m., Eastern time, on October 27, 2011) and 45,118 shares of Series D Preferred Stock to the holders of the Series C Preferred Stock. The conversion of the Series C Preferred Stock into shares of common stock and Series D Preferred Stock was effective as of 5:00 p.m., Eastern time, on October 28, 2011.

Pursuant to the Certificate of Designations, the Company's ability to declare or pay dividends or repurchase its common stock or other equity or capital securities will be subject to restrictions in the event that it fails to declare and pay (or set aside for payment) full dividends on the Series D Preferred Stock.

In addition, in accordance with the terms of the Exchange Agreement, dated June 29, 2011, by and between the Company and the United States Department of the Treasury, 18,980 shares of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “TARP Preferred Stock”) was exchanged for shares of common stock. In connection with the exchange, the Company issued 2,321,286 shares of common stock to the United States Department of the Treasury. The exchange of the TARP Preferred Stock for shares of common stock was effective as of 5:00 p.m., Eastern time, on October 28, 2011.

Pursuant to the Exchange Agreement, prior to the earlier of January 16, 2012 or such time as Treasury ceases to own any equity securities of the Company or any affiliate of the Company, the consent of Treasury will be required for the Company to (i) declare or pay any dividend or make any distribution on its common stock (other than regular quarterly cash dividends of not more than its most recent last quarterly dividend declared, dividends payable solely in shares of common stock, and dividends or distributions in connection with a stockholder rights plan) or (ii) redeem, purchase or acquire any shares of its common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the Exchange Agreement.

Item 5.03.    Amendment to articles of incorporation or bylaws; change in fiscal year

On October 27, 2011, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to the Certificate of Incorporation that amended the following provisions of the Company's Certificate of Incorporation.

(1)
Article IV, Section 1 of the Company's Certificate of Incorporation was amended to effect, as of 11:59 p.m., Eastern time, a reverse stock split pursuant to which each 15 shares of the Company's common stock then issued and outstanding was automatically reclassified as and changed into one share of common stock, without any change to par value. The Company will make a cash payment equal to $7.50 per post-split share of common stock in lieu of issuing fractional shares of post-split common stock.

(2)
Article V, Section 2 of the Company's Certificate of Incorporation, which previously provided that no Person (other than the Company, any Subsidiary, and certain pension, profit-sharing, stock bonus or compensation plans) was permitted to directly or indirectly acquire or hold the beneficial ownership of more than ten percent (10%) of the Company's issued and outstanding voting stock, was amended to permit the United States Department of the Treasury to own more than ten percent (10%) of the Company's issued and outstanding voting stock. Article V, Section 2, which also provided that any person so prohibited who directly or indirectly acquires or holds the beneficial ownership of more than ten percent (10%) of the issued and outstanding voting stock would be entitled to only one hundredth (1/100) of a vote per share for each share in excess of 10% and would be subject to certain information requirements at the discretion of the Company's board of directors, was further amended to provide that the United States Department of the Treasury would not be subject to the voting limitation or the other information requirements.

A copy of the Certificate of Amendment is included as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.03.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

3.1	Certificate of Amendment to the Certificate of Incorporation of Carver Bancorp, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

CARVER BANCORP, INC.
DATE: October 31, 2011	By:	/s/ Mark A. Ricca
Mark A. Ricca
Executive Vice President, Chief Financial Officer and Chief Administrative Officer